UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
                     Registration under Section 12(g) of the
                  Securities Exchange Act of 1934 or Suspension
                                 of Duty to File
                    Reports Under Section 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                      Commission File Number   0000943823
                                               ----------


                              DAVE & BUSTER'S, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                       2481 Manana Drive, Dallas TX 75220
                                  (214)357-9588
           ----------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
            (Title of each class of Securities covered by this Form)

                                    None
                 -----------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [x]     Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(1)(ii)      [ ]     Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(i)       [ ]     Rule 12h-3(b)(2)(ii)       [ ]
         Rule 12g-4(a)(2)(ii)      [ ]     Rule 15d-6                 [ ]
         Rule 12h-3(b)(1)(i)       [x]

Approximate  number of holders of record as of the certification or notice date:
1

Pursuant to the requirements of the Securities Exchange Act of 1934, Dave & Buster's, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 8, 2006                          By:  /s/ James W. Corley
                                                  ------------------------
                                                  Name:  James W. Corley
                                                  Title: Chief Executive Officer